UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EXXON MOBIL CORPORATION

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ISS has issued a voting recommendation inconsistent with the Board’s recommendation on ExxonMobil’s say on pay proposal. As explained in the attached letter to shareholders, we believe the ISS recommendation fails to account for the particular facts and circumstances of ExxonMobil’s business.

Key flaws in the ISS analysis include:

-	Emphasis on short-term performance

-	Does not take into account outperformance of Total Shareholder Return relative to oil/gas industry peers

-	Fails to adjust for size and complexity relative to ISS selected peers

-	Misrepresentation of bonus linkage to performance

-	Does not take into account the alignment of the stock program to the business model

Please read the attached letter. We urge you to vote FOR Item 3 – Advisory Vote to Approve Executive Compensation.

Exxon Mobil Corporation	David S. Rosenthal
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298	and Secretary

May 13, 2013

Re:	Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

As you may have noted, ISS has issued a voting recommendation inconsistent with the Board’s recommendation on the say on pay proposal for ExxonMobil’s upcoming annual meeting. As explained in more detail below, we believe the ISS recommendation fails to account for the particular facts and circumstances of ExxonMobil’s business and urge you to vote FOR Item 3 (advisory vote to approve executive compensation) on our proxy.

Key flaws in the ISS analysis include:

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Emphasis on Short-Term Performance. The ISS model inappropriately focuses on short-term stock performance (i.e., one- and three-year relative total shareholder return, or TSR) which does not correlate well with long-term performance (see page 48 of the CD&A in the 2013 proxy). This is compounded by ISS’s use of TSR data across multiple industries. Cross-industry performance comparisons do not recognize the counter-cyclical aspects of different industries, particularly when those industries may be affected in substantially different ways by changes in commodity prices. As shown on page 29 of the CD&A, ExxonMobil has strong TSR results when compared with our vertically-integrated oil and gas competitors, both in the short and long term. In fact, ISS cites in their report the outperformance of ExxonMobil TSR relative to industry peers.

The emphasis by ISS on less than three-year weighted average TSR on a cross-industry basis also fails to recognize the strong financial and operating results achieved by ExxonMobil in 2012, including the second best earnings year on record and continued industry leadership by the Company on safety performance and returns on capital employed (CD&A, pages 27-30).

The overemphasis by ISS on the single metric of short-term TSR against companies outside our industry oversimplifies and disregards the reality of our business, which is characterized by long investment lead times that can span decades. This is reinforced in a new section of the ExxonMobil disclosure that describes how the current ExxonMobil stock program is designed to align with the investment lead times and cash-flow profile of the business (CD&A, pages 34-35). The ISS methodology favors a short-term, formula-driven stock program that would not be aligned with the fundamentals of our business and could result in unintended adverse consequences (CD&A, pages 34-35). ExxonMobil’s compensation program is designed to support superior and sustainable performance over the very long investment horizons – 10 years, 20 years, or longer – that apply to our business.

Over these periods, ExxonMobil has strongly outperformed our competition.

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Failure to Adjust for Size and Complexity. The ISS peer group against which ExxonMobil pay and performance is measured includes companies that are a fraction of the size of ExxonMobil, with no adjustments made to account for a qualitative difference in scale and complexity. For example, when compared against the seven companies added to the peer group by ISS, ExxonMobil is more than 12 times the median in terms of revenue and almost 18 times the median in terms of market capitalization. Even ISS notes in a technical document published in 2012 that “company size correlates strongly with top executive pay levels” (page 14, “Evaluating Pay for Performance Alignment,” February 17, 2012), yet they disregard this reality in their assessment of ExxonMobil and the selection of peer companies. A fair and balanced analysis of pay and performance must take into consideration, among other things, the size, scale, and complexity of the enterprise.

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Bonus Linkage to Performance. Page 16 of the ISS report contends that “Individual bonus awards continue to be discretionary.” This description fails to take account of the fact that, as our 2013 proxy discloses, an annual earnings-based formula has been used consistently for the past 11 years to determine the annual bonus program

(CD&A, pages 32, 33, and 38). We also provide significant detail regarding the business results that determined the Board Compensation Committee’s performance assessment of the CEO (CD&A, pages 27-30). The ISS assessment appears to favor a program under which the Committee retains no flexibility to integrate their performance assessment of the CEO into the determination of the annual bonus award. Notwithstanding the ISS conclusion, the CEO’s bonus in 2012 directly correlates to the formula used for determining the overall size of the bonus program. In this context, we believe ISS is drawing an artificial distinction between “discretionary” versus “formula-based” pay.

•

Performance Basis of Restricted Stock. ISS asserts that ExxonMobil’s restricted stock program is not “performance-based” because we do not tie it to specific formulas or targets. To the contrary, we believe tying an executive’s net worth to long-term share performance creates the ultimate pay-for-performance. As described on pages 39-40 of the CD&A, we grant more than half of the CEO’s annual compensation in restricted stock. The vesting periods of our restricted stock grants align with the business model of the Company and include restrictions that exceed 10 years and beyond retirement. These restriction periods are three to five times longer than most other companies and help ensure that executives of the Company share the same priorities as long-term shareholders. These stock grants also include meaningful risks of forfeiture. This places our executives in the same shoes as long-term shareholders in a way that no formula ever could and ensures the executives’ commitment to creating long-term, sustainable shareholder value.

We believe the ISS assessment model does not properly consider and value the uniquely long-term nature of these awards and how they support the business strategies of ExxonMobil. Formula-based stock compensation requires a reasonable line-of-sight to the future, which is why most formula-based programs use three-year performance periods. Given the uniquely long-term nature of our business model and the long lead times of our capital investments as illustrated in the charts on pages 34-35 of the CD&A, the Compensation Committee believes that replacing these stock vesting periods of 10 years and longer in the current program with short-term formulas is not in the best long-term interest of our shareholders.

The unique, long-term design of the ExxonMobil program was underscored in our recent executive compensation webinar. Our analysis of realized pay by compensation benchmark companies shows ExxonMobil at the 33rd percentile in 2012 take-home pay. Shareholders can access this analysis at http://www.sec.gov/Archives/edgar/data/34088/000119312513213936/d532488ddefa14a.htm.

Finally, we note that the ISS recommendation contradicts their own five-year pay-TSR alignment analysis (see page 13 of the ISS report), which clearly demonstrates the tight alignment between CEO pay and TSR at ExxonMobil.

Please vote FOR Item 3.

Sincerely,

This information is being provided to certain shareholders in addition to ExxonMobil’s proxy statement dated April 12, 2013, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.